UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2008
SILICON IMAGE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26887		77-0396307

(Commission		(IRS Employer
File Number)		Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085

(Address of Principal Executive Offices)	(Zip Code)
(408) 616-4000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On February 12, 2008, Silicon Image, Inc. (the “Company”) entered into a variable term accelerated stock repurchase agreement (the “ASR”) with Credit Suisse International (“Credit Suisse”) under which the Company will purchase shares of its common stock from Credit Suisse for an aggregate purchase price of $62 million. On February 19, 2008, the Company will pay Credit Suisse $62 million from the Company’s existing cash balances, and Credit Suisse will deliver to the Company 7,692,308 shares of the Company’s common stock. Credit Suisse is required to deliver an additional 3,846,154 shares on March 31, 2008, and at the completion of the term of the ASR, a final settlement will be calculated based on the volume weighted average stock price of the Company’s common stock during the term of the ASR. If the volume weighted average stock price minus a specified discount (the “Average Reference Price”) is less than $5.3733 per share, then Credit Suisse is required to deliver an additional number of shares equal to $62 million divided by the Average Reference Price, minus the number of shares previously delivered by Credit Suisse. Conversely, if the Average Reference Price is greater than $5.3733, then the Company will be required to either make an additional cash payment or, at the Company’s election, return shares, to Credit Suisse. The term of the ASR is expected to be completed by June 30, 2008, subject to Credit Suisse’s right to accelerate the completion to a date after May 8, 2008. In connection with the ASR, Credit Suisse is expected to purchase the amount of shares required to be delivered to the Company in the open market over the term of the ASR.
     The ASR completes the Company’s existing stock repurchase program for the purchase of up to $100 million of the Company’s common stock over three years, which was authorized by the Board of Directors and announced in February 2007. As announced by the Company on February 7, 2008, the Company’s Board of Directors has authorized an additional $100 million stock repurchase program, over a period of three years, to commence following completion of the ASR.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2008	SILICON IMAGE, INC.
	By:	/s/ Edward Lopez
Edward Lopez
Chief Legal Officer